Exhibit 3.1

KKR REAL ESTATE FINANCE TRUST INC.

ARTICLES OF RESTATEMENT

FIRST: KKR Real Estate Finance Trust Inc., a Maryland corporation (the “Corporation”), desires to restate its charter as currently in effect.

SECOND: The following provisions are all of the provisions of the charter currently in effect:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

KKR Real Estate Finance Trust Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”). The number of directors of the Corporation is currently six, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law or any successor statute (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Terrance Ahern

Craig Blanchard

Todd Fisher

Jonathan Langer

Deborah McAneny

Ralph Rosenberg

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws. The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.7 (relating to removal of directors) and in Article VIII (relating to certain amendments), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 4.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, adjusted funds from operations, net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors.

Section 4.6 REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for federal income tax purposes, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VI.

Section 4.7 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.8 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE V

STOCK

Section 5.1            Authorized Shares. The Corporation has authority to issue 350,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which one share of Preferred Stock is classified as Special Voting Preferred Stock (as defined herein) and one share of Preferred Stock is classified as Special Non-Voting Preferred Stock (as defined herein). The aggregate par value of all authorized shares of stock having par value is $3,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the

Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document filed with the SDAT.

Section 5.5 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to its stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding and Section 5.6.

Section 5.6. Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation being allocated to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” whose ownership of Common Stock or Preferred Stock caused such tax to be incurred by an amount equal to such tax, in the manner described in Treasury Regulations Section 1.860E-2(b)(4).

Section 5.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 5.8 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 5.9 INTENTIONALLY OMITTED.

Section 5.10 Special Voting Preferred Stock

Section 5.10.1 Designation and Number. One share of Preferred Stock is classified and designated as “Special Voting Preferred Stock,” with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions and qualifications.

Section 5.10.2 Definitions. For purposes of the Special Voting Preferred Stock, the following terms shall have the meanings indicated:

Related Person. The term “Related Person” shall mean when used with respect to the SVPS Stockholder, KKR & Co. L.P. (or its successor) and its affiliates (including KKR Fund Holdings L.P., KKR Management Holdings L.P., KKR International Holdings L.P., KKR Financial Holdings LLC and any of their respective affiliates and successors).

SVPS Stockholder. The term “SVPS Stockholder” shall mean KKR Fund Holdings L.P. or any Related Person thereof that owns the Special Voting Preferred Stock at the applicable time.

Person. The term “Person” shall mean an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

SVPS Conversion Date. The term “SVPS Conversion Date” shall mean the date of the earliest to occur of (a) the receipt by the Corporation of a written election by the SVPS Stockholder to convert the share of Special Voting Preferred Stock, (b) the SVPS Stockholder and its Related Persons ceasing to own at least 25.0% of the issued and outstanding shares of Common Stock, or (c) the transfer, directly or indirectly, of beneficial and/or record ownership of the share of Special Voting Preferred Stock to any Person other than the SVPS Stockholder or a Related Person thereof.

Voting Amount. The term “Voting Amount” shall mean such number of votes that, when combined with the aggregate number of votes that the SVPS Stockholder and its Related Persons are collectively entitled to vote as a result of their ownership of shares of Common Stock on a record date, would cause the combined voting power of the SVPS Stockholder and its Related Persons to equal a majority of the votes entitled to be cast in such election of directors; provided that in event that the SVPS Stockholder and its Related Persons own shares of Common Stock having a voting power greater than or equal to a majority of the votes entitled to be cast in such election of directors, the Voting Amount shall be zero. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall affect the right of a holder of Common Stock to have one vote per each share of Common Stock held, pursuant to Section 5.2 of this Article V.

Section 5.10.3 Voting Rights. Until the SVPS Conversion Date, with respect to only the election of directors of the Corporation by the holders of shares of Common Stock, the share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote in such election. The holder of the share of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on the election of any directors of the Corporation for which the holders of shares of Common Stock are entitled to vote, and, except as expressly set forth in this Section 5.10.3 and Section 5.10.7 below, the share of Special Voting Preferred Stock shall have no other voting rights, and, from and after the SVPS Conversion Date, the share of Special Voting Preferred Stock shall have no voting rights whatsoever.

Section 5.10.4 Automatic Conversion. Immediately upon the SVPS Conversion Date, automatically and without any action by the Board of Directors, any officer of the Corporation, any stockholder of the Corporation or any other Person, the share of Special Voting Preferred Stock shall convert into one duly authorized, validly issued and non-assessable share of Common Stock. In the event that the share of Special Voting Preferred Stock has been converted or is otherwise acquired by the Corporation, such share will become an authorized but unissued share of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

Section 5.10.5 Dividends.

(a)           The holder of the share of Special Voting Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, for the share of Special Voting Preferred Stock, participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on one share of Common Stock (the “Participating Dividends”) and any such Participating Dividends shall be payable to the Person in whose name the Special Voting Preferred Stock is registered at the close of business on the applicable record date.

(b)           Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

(c)           So long as the share of Special Voting Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution made upon Common Stock unless full Participating Dividends on the share of Special Voting Preferred Stock have been or are contemporaneously declared and paid or set aside for payment (and thereafter paid contemporaneously with the related dividend or other distribution made on the Common Stock).

Section 5.10.6 Liquidation. Subject to the rights of the holders of any outstanding shares of any class or series of stock having a preference over or the right to participate with the shares of Special Voting Preferred Stock with respect to the distribution of assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, upon such liquidation, dissolution or winding up of the Corporation, the share of Special Voting Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of Common Stock, an amount in cash per equal to twenty dollars ($20.00).

Section 5.10.7 Protective Provisions.

(a)           So long as any Special Voting Preferred Stock is outstanding, the Corporation shall not without first obtaining the approval of the holder of the then-outstanding share of Special Voting Preferred Stock, voting separately as a class:

(i)            take any action that would adversely affect the rights, preferences, privileges or voting powers of the Special Voting Preferred Stock, including without limitation by amending, altering or repealing any provision of the Charter (whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise); or

(ii)           increase or decrease (other than by conversion on the SVPS Conversion Date) the total number of authorized, outstanding or issued shares of Special Voting Preferred Stock.

(b)           The holders of Special Voting Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Special Voting Preferred Stock.

Section 5.11 Special Non-Voting Preferred Stock.

Section 5.11.1 Designation and Amount. The shares of such class shall be designated as “Special Non-Voting Preferred Stock” and the number of shares constituting such class shall be 1.  Such number of shares may be increased or decreased by resolution of the Board of Directors and filing of articles supplementary in accordance with the Maryland General Corporation Law stating that such increase or decrease has been so authorized; provided, however, that no decrease shall reduce the number of shares of Special Non-Voting Preferred Stock to a number less than the number of shares of Special Non-Voting Preferred Stock then outstanding.

Section 5.11.2 Definitions. For purposes of the Special Non-Voting Preferred Stock, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Corporation.

“KKR Manager” shall mean KKR Real Estate Finance Manager LLC, a Delaware limited liability company, and any successor thereof.

“Manager Units” shall mean Non-Voting Units of KKR Manager (or any successor security thereto).

“Person” shall mean an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Preferred Distribution” means an amount equal to the amount of distributions received by KREF from distributions from the TRS in respect of amounts received by the TRS with respect to TRS Owned Manager Units, less a sufficient reserve to pay any taxes incurred by KREF or any of its subsidiaries (including TRS) with respect to such amount and less any amounts required to be withheld by KREF in respect of the payment of the Preferred Distribution under United States federal tax law or any other applicable state, local or foreign tax law.

“Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Corporation.

“TRS” means KREF Management Unit Holdings LLC, a Delaware limited liability company, or any other subsidiary of the Corporation to which any of the TRS Owned Manager Units are transferred.

“TRS Owned Manager Units” means all of the Manager Units issued to the TRS from time to time.

Section 5.11.3 Rank. The Special Non-Voting Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to Special Non-Voting Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with all classes or series of stock of the Corporation expressly designated as ranking on parity with the Special Non-Voting Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of Preferred Stock, unless the terms of such class or series expressly provide otherwise, and to any class or series of stock of the Corporation expressly designated as ranking senior to the Special Non-Voting Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  The Special Non-Voting Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

Section 5.11.4 Dividends and Distributions.

(a)           Holders of shares of Special Non-Voting Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, an amount equal to any accumulated and unpaid Preferred Distributions.

(b)           No dividends on shares of Special Non-Voting Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding anything to the contrary contained herein, dividends on the Special Non-Voting Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Special Non-Voting Preferred

Stock which may be in arrears. Any dividend payment made on the Special Non-Voting Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Special Non-Voting Preferred Stock.

(d)           Except as set forth above and in Section 5.11.5 hereof, the holders of shares of Special Non-Voting Preferred Stock shall not be entitled to any other regular or special payments.  Without limiting the foregoing, the holders of shares of Special Non-Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other stock of the Corporation.

Section 5.11.5 Redemption. In the event that any put or call right or other purchase right is exercised with respect to the TRS Owned Manager Units or the TRS Owned Manager Units are cancelled in accordance with the terms of the TRS Owned Manager Units, then in any such case the share of Special Non-Voting Preferred Stock shall be concurrently redeemed by the Corporation, out of assets legally available therefor at a redemption price payable in cash equal to $0.01 per share of Special Non-Voting Preferred Stock, together with any accumulated but unpaid Preferred Distributions.  Such redeemed shares shall be cancelled automatically and cease to be outstanding and shall become authorized but unissued shares of Special Non-Voting Preferred Stock as contemplated by Section 5.11.6 below, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required).

Section 5.11.6 Reacquired Shares. Any shares of Special Non-Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled automatically, shall cease to be outstanding and shall become authorized but unissued shares of Special Non-Voting Preferred Stock, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares (except as provided in Section 5.11.5 or Section 5.11.7 hereof).  Any shares of Special Non-Voting Preferred Stock that are cancelled in accordance with the preceding sentence may be reclassified or reissued by the Corporation in accordance with the applicable provisions of the Charter.

Section 5.11.7 Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of any shares of Common Stock or equity securities ranking junior to the Special Non-Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the Corporation shall pay to the holders of shares of Special Non-Voting Preferred Stock $0.01 per share of Special Non-Voting Preferred Stock, together with any accumulated but unpaid Preferred Distributions.  For the purposes of this Section 5.11.7, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

Section 5.11.8 Voting. Except as expressly set forth in this Section 5.11.8, the holders of shares of Special Non-Voting Preferred Stock shall have no voting rights, as a separate class or otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.  The Charter shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Special Non-Voting Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Non-Voting Preferred Stock, voting separately as a class, and no holder of any other class or series of stock of the Corporation shall have the right to vote on such amendments that only modify the terms of the Special Non-Voting Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any equity securities of the Corporation shall not be deemed to materially and adversely affect the powers, preferences or special rights of the Special Non-Voting Preferred Stock, as set forth herein.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1            Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” shall mean, when used with respect to a Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person (other than the Corporation and any Person that is controlled by the Corporation). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests, contract or otherwise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 6.3.1.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean any Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.2.7, including KKR & Co. L.P., Kohlberg Kravis Roberts & Co. L.P., KKR Financial Holdings LLC, KKR Fund Holdings L.P., KKR Management Holdings L.P., KKR International Holdings L.P. and any of their respective Affiliates (collectively, “KKR”) and any direct or indirect Beneficial Owner of KKR (a “KKR Owner”) for so long as an Excepted Holder Limit created by the Board of Directors pursuant to Section 6.2.7 continues to be applicable to such Persons.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean for (a) KKR and any KKR Owner, 100% of the outstanding shares of Common Stock and Special Voting Preferred Stock and (b) for any other Excepted Holder, the percentage limit established by the Charter or by the Board of Directors pursuant to Section 6.2.7; provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or by the Board of Directors pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.8.

Initial Date. The term “Initial Date” shall mean January 30, 2015.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of this Article VI, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 6.2.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 4.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Exchange. The term “Stock Exchange” shall mean the national securities exchange or automated quotation system on which any class or series of outstanding shares of Capital Stock are listed or traded.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock of the Corporation excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Directors in accordance with Section 6.2.8 of the Charter.

TRS. The term “TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee. The term “Trustee” shall mean the Person unaffiliated with both the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Section 6.2                                    Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, and subject to Section 6.4:

(a)                                 Basic Restrictions.

(i)                                     Except as provided in Section 6.2.7 hereof, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  Except as provided in Section 6.2.7 hereof, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii)                               Except as provided in Section 6.2.7 hereof, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(iv)                              Except as provided in Section 6.2.7 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(v)                                 No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code.

(b)                                 Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii), (iv) or (v),

(i)                                     then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iv) or (v) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or

(ii)                                  if the transfer to the Charitable Trust described in clause (i) of this Section 6.2.1(b) would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iv) or (v), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iv) or (v) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof or other designee if permitted by the MGCL.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)                                 Every Person that Beneficially Owns more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating (i) the name and address of such owner, (ii) the number of shares of Capital Stock Beneficially Owned and (iii) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit; and

(b)                                 Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

Section 6.2.5 Remedies Not Limited. Nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to, subject to Section 4.6 of the Charter, protect the Corporation in preserving the Corporation’s status as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1 of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it at such time. In the event the provisions of Sections 6.2 or 6.3 require an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 6.2.1 and 6.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.2.7 Exceptions.

(a)                                 The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 6.2.1(a)(i), (ii) or (iv) as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(b)                                 Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine that granting the exception will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)                                  Subject to Section 6.2.1(a)(ii), (iv) and (v), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock and provided that the restrictions contained in Section 6.2.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 6.2.8 Change in Stock Ownership Limit and Excepted Holder Limits. (a) The Board of Directors may from time to time increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Stock Ownership Limit and, provided further, that the new Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own more than forty-nine and nine-tenths percent (49.9%) in value of the outstanding Capital Stock.

(b) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then existing Stock Ownership Limit.

Section 6.2.9 Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3                                    Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 6.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.4 Stock Exchange Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

CORPORATE OPPORTUNITIES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” shall mean, when used with respect to a Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and any principal, member, director, partner, shareholder, officer, employee or other representative of the foregoing (other than the Corporation and any Person that is controlled by the Corporation). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests, contract or otherwise.

Person. The term “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

Sponsor Affiliates. The term “Sponsor Affiliates” shall mean KKR Real Estate Finance Manager LLC and its Affiliates.

Section 7.2 Corporate Opportunities. (a) The Corporation recognizes that it will derive benefits from its continued contractual, corporate and business relationships with the Sponsor Affiliates and that (i) certain directors, principals, officers, employees or other representatives of the Sponsor Affiliates may serve as directors or officers of the Corporation, its subsidiaries or entities that provide investment advisory services to the Corporation or its subsidiaries or as a member of the investment committee of any such entity, (ii) the Sponsor Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

(b)                                                    To the fullest extent permitted by law, none of the Sponsor Affiliates (including those serving as directors or officers of the Corporation) or any of their respective Affiliates (any such Person, an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”) or (y) competing with the Corporation, and to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or creditors for breach of any duty (statutory, contractual or otherwise (other than for breach by an Identified Person of any express restrictions on competition contained in any written contract between such Identified Person and the Corporation)) by reason of the fact that such Identified Person engages in any such activities, and, except as provided in Section (c) of this Section 7.2, the doctrine of corporate opportunity or any similar doctrine applicable to the Corporation shall not apply to any Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section (c) of this Section 7.2. Subject to Section (c) of this Section 7.2, in the event that any Identified

Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or creditors for breach of any duty (statutory, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another Person, or does not present such opportunity to the Corporation or its subsidiaries or stockholders. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

(c)                                                     The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such Person in his or her capacity as a director or officer of the Corporation.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 4.7, Article VII or to this Article VIII shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. Any amendment to Section 6.2.8(b) that would be adverse to any existing Excepted Holder shall require the prior written consent of such Excepted Holder. The Board of Directors shall have the exclusive power to adopt, alter, amend or repeal the Bylaws or to make new Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article IX shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 10.1 Indemnification. (a) To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and to be paid or reimbursed expenses in advance of a final disposition of any proceeding provided by the Charter and the Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and payment or reimbursement of expenses in advance to (x) an individual who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and (y) any employee or agent of the Corporation or a predecessor of the Corporation.

(b)              The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)               The indemnification and payment or reimbursement of expenses in advance provided herein shall not be deemed exclusive of or limit in any way any other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, charter, resolution, insurance, agreement, vote of directors or stockholders, or otherwise, it being the policy of the Corporation that indemnification of and payment and reimbursement of expenses in advance to all present and former directors and officers of the Corporation shall be made to the fullest extent permitted by applicable law.

(d)              Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The foregoing restatement of the charter has been approved by a majority of the entire board of directors of the Corporation as required by law.

FOURTH:  The charter is not amended by these Articles of Restatement.

FIFTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing restatement of the charter.

SIXTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing restatement of the charter.

SEVENTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing restatement of the charter.

EIGHTH: The undersigned acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its Co-Chief Executive Officer and Co-President and attested to by its Chief Financial Officer and Treasurer on this    day of       , 2017.

KKR REAL ESTATE FINANCE TRUST INC.

Name:	Christen Lee
Title:	Co-Chief Executive Officer and Co-President

ATTEST:

Name:	William Miller
Title:	Chief Financial Officer and Treasurer

[Signature Page to Articles of Restatement]